Exhibit 99.1

Code of Ethics

The Board of Directors (the “Board”) of Hutchison China MediTech Limited (the “Company”) has adopted this Code of Ethics (the “Code”) to guide and remind the directors, officers and employees of the Company (the “Company Personnel”), its subsidiaries and affiliated businesses (the “Group”) of their responsibilities to the Group, other Company Personnel, customers and investors of the Group, governmental authorities and the general public. As the business of the Company depends on its reputation and the reputation of its financial records, this Code goes beyond the requirements of the law in certain instances.

This Code should be interpreted in the context of all applicable laws, the Memorandum and Articles of Association of the Company, and all other corporate governance and disclosure policies and documents adopted by the Board. All Company Personnel must become familiar, and fully comply, with this Code. As this Code cannot and does not cover every applicable situation or provide answers to all questions that might arise, all Company Personnel are expected to use common sense in determining what is right or wrong, including a sense of when it is proper to seek guidance from supervisors, officers or professional advisors on the appropriate course of conduct.

This Code may be modified from time to time by the Board. Any changes to this Code will be provided to Company Personnel.

1.              Purpose of the code

The purpose of this Code is to set standards for the Company Personnel as are reasonably necessary to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files or submits to the applicable stock exchanges, and in any other public communications by the Company; (iii) compliance with applicable governmental and regulatory laws, rules, codes and regulations; (iv) prompt internal reporting of any violations of this Code; and (v) accountability for adherence to this Code.

2.              Compliance with laws

All Company Personnel must conduct themselves in accordance and in compliance with all applicable laws, rules, codes and regulations, including insider trading laws, wherever the Group conducts business.

•                  If a Company Personnel has questions as to whether an action or conduct complies with the law, a supervisor or legal counsel for the Group should be contacted.

•                  If a Company Personnel is in possession of any material or price-sensitive non-public information regarding the Group or any other public entity that has a business relationship with the Group, the Company Personnel may not buy or sell any securities of the Group or such other public entity or pass such material or price-sensitive non-public information along to others, until such information has become public.

•                  Violation of the law may result in civil and criminal penalties, including fines or imprisonment. Company Personnel who are uncertain as to the legal rules and Company policies governing purchases and sales of securities should review the share dealing code of the Company.

3.              Conflicts of interest

Company Personnel must maintain objectivity and avoid conflicts of interest and subordination of judgment in the performance of their duties and responsibilities for the Group.

•                  Objectivity requires Company Personnel to be impartial and free of conflicts of interest. Company Personnel must not subordinate their judgment to personal gain and advantage or to the judgment of others, or be unduly influenced by their own interests or by the interests of others in forming judgments. Company Personnel must disclose their interests including those of their immediate family in which a conflict of interest may arise. Company Personnel must not participate in any activity or relationship that would constitute a conflict of interest.

•                  A conflict of interest would generally arise if a Company Personnel participated in any activity or relationship, directly or indirectly, that may impair or be presumed to impair the Company Personnel’s objectivity, or that is somehow inconsistent with or opposed to the best interests of the Group.

•                  A non-exclusive list of situations where a conflict of interest could arise includes:

1.              A Company Personnel participates as an officer, director or employee of, or consultant to, or has an interest in securities or other ownership interest in (other than owning securities of a publicly traded company or where the number of securities owned is insignificant compared to the number of securities outstanding) any organization or individual that has, or is seeking to have, a business relationship with the Group (such as a contractor, supplier, carrier or customer), or that is a competitor of the Group.

2.              A Company Personnel buys, sells or leases any kind of property, materials, supplies, services, facilities or equipment from or to the Group, or to any organization or individual that has, or is seeking to have, a business relationship with the Group (such as a contractor, supplier, carrier or customer).

3.              Any of the above-mentioned situations, but involving a family member of the Company Personnel, including benefits accruing to a family member, rather than the Company Personnel himself.

•                  Company Personnel may not solicit or offer any personal advantage from or to clients, suppliers or any person in connection with the Group’s business. In addition, Company Personnel should decline advantages offered directly or indirectly in connection with their duties if the acceptance of advantages could or might appear to affect their objectivity or induce them to act against the Group’s best interests or lead to complaints of bias. For the purposes of this Code, the term “advantage” means:

i.                  any gift, loan, fee, reward, or commission consisting of money or of any valuable security or of other property or interest in property of any description;

ii.               any office, employment or contract;

iii.            any payment, release, discharge or liquidation of any loan, obligation or other liability, whether in whole or in part;

iv.           any other service, or favour (other than entertainment), including protection from any penalty or disability incurred or apprehended or from any action or proceedings of a disciplinary, civil or criminal nature, whether or not already instituted;

v.              the exercise or forbearance from the exercise of any right or any power or duty; and

vi.           any offer, undertaking or promise, whether conditional or unconditional, of any advantage within the meaning of any of the preceding paragraphs (i), (ii), (iii), (iv) and (v).

•                  Company Personnel should never accept any gift of cash or cash equivalents or securities. Company Personnel may consider accepting voluntarily given advantages only if:

i.                  the acceptance would not influence the performance of the recipient;

ii.               the recipient would not feel obliged to do something in return for the offeror;

iii.            the recipient is able to openly discuss the acceptance without reservation; and

iv.           the nature (e.g., advertising or promotional gift, customary gift or lucky money given during festive occasions) and the value (e.g., not exceeding HK$500) of the advantage are such that refusal could be seen as unsociable or impolite.

•                  Whether a conflict of interest would in fact arise would depend on the facts of each situation. Such facts would include the amount of business involved, the extent to which the Company Personnel could influence the decisions of the Group with respect to the transaction, and whether the interest is of such a nature that it might affect the objectivity or the business judgment of the Company Personnel.

•                  This Code cannot and does not set forth every possible conflict of interest scenario. Therefore, there is no substitute for sound judgment by Company Personnel in each case based upon the particular facts involved.

4.              Corporate opportunities

Company Personnel must not (i) take for themselves personally any opportunities discovered through the use of property or information of or position with the Group;

(ii) use any property or information of or position with the Group for personal gain; or

(iii) compete with the Group.

•                  Company Personnel owe a duty to the Group to advance its legitimate interests when the opportunity to do so arises.

•                  Unless expressly required or authorised by the Company, Company Personnel must not participate as an officer, director of employee of, or consultant to, or have an equity interest in (other than owning securities of a publicly traded company or where the number of securities owned is insignificant compared to the number of securities outstanding), any organisation or individual that is, or plans to be, engaged in any type of business that is similar to the types of businesses carried on by the Group.

5.              Fair dealing and integrity

Fair Dealing

Company Personnel should endeavor to deal fairly with customers, suppliers, competitors and employees of the Group, governmental authorities and the general public. Company Personnel should not take unfair advantage of or injure anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, fraudulent behavior or any other unfair dealing practice.

Integrity

Company Personnel must perform their duties and responsibilities for the Group with the highest degree of integrity. Integrity requires Company Personnel to perform their work with honesty, diligence, responsibility and in accordance with applicable laws. In the performance of their work, Company Personnel must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Group. Integrity requires Company Personnel to observe both the form and the spirit of the ethical principles contained in this Code.

6.              No discrimination or harassment

The Company is committed to providing a work environment that is free from all forms of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. It is the Company’s policy to provide equal opportunity to all employees with regard to hiring, pay rates, training and development, promotions and other terms of employment.

The Company does not tolerate harassment, including sexual harassment, in any form.

The values the Company encourages are: candour, courtesy, an ability to deal with change and respect for humanity, personal dignity and privacy.

The Company is also committed to providing a positive work environment that values the wide-ranging perspectives inherent in our diverse workforce and fosters individual growth and achievement of business goals.

Any act of discrimination or harassment when dealing with employees, customers and/or suppliers will not be tolerated and the offender will be subject to severe disciplinary action, including possible termination.

No retaliation will be taken against any employee because he or she reports a problem concerning acts of discrimination or harassment. Employees can raise concerns and make reports without fear of reprisal. Employees who observe or become aware of harassment should immediately advise their supervisors and their respective Human Resources Departments.

Upon receipt of any complaints or concerns on acts of harassment, the respective Human Resources Departments should notify their management and the Principal Executive Office via the Manager - Human Resources and Management Services so that appropriate corrective steps can be taken.

7.              Protection and proper use of company assets

Assets of the Group shall be used by Company Personnel for legitimate business purposes and not for personal use.

•                  Assets of the Group include, among other things, information, resources, materials, supplies, money, property (including intellectual property, software, hardware and facilities) and the time and talent of Company Personnel.

•                  Company Personnel should protect the assets of the Group by avoiding carelessness and waste and by using such assets prudently and efficiently to conduct the business of the Group for its customers.

•                  The personal use (including theft) of assets of the Group without permission from the Company is prohibited.

8.              Political contributions and influences; bribery

Company Personnel must not use any funds or assets of the Group for contributions to any political party or candidate for public office. In addition, Company Personnel may not make any political contributions as a representative of the Group or create the impression that the Company Personnel is acting as a representative of the Company.

Company Personnel must not offer bribes, similar considerations or anything of value to any public employee or any other person or company with the intent of improperly influencing any governmental entity, or such person or company, for the purpose of obtaining or retaining business for, directing business to or otherwise gaining some benefit or advantage for, the Company or any company within the Group.

•                  Any commissions paid or payments made, or favourable terms conceded, or other advantages given by any Company Personnel in the conduct of the Group’s business shall be in accordance with the Company’s prevailing policies on such matters and this Code. Any exceptional commissions, payments, favourable terms or advantages paid or granted should be subject to prior written approval of the Company.

•                  All Company Personnel are subject to the provisions of the Hong Kong Prevention of Bribery Ordinance and other similar legislation in force in the place of work of such Company Personnel.

9.              Company books and records

Company Personnel are responsible for providing honest, accurate information in the course of their work with the Group.

•                  Accounts, financial reports, research reports, marketing information, sales reports, tax returns and information, expense accounts, time reports, claims and all other books, records and documents of the Group must be kept in such a way as to accurately and completely reflect all Group transactions.

•                  Knowingly providing false, incomplete or inaccurate information is improper and, in some situations, illegal. Certain types of information and documents must be updated or amended if changes become known. Company Personnel must not withhold or fail to provide information to their supervisors or management.

10.       Confidentiality

Company Personnel must not disclose any confidential information of the Group, its customers, suppliers, business partners, Company Personnel or stockholders, except when disclosure is authorized by the Company or is legally mandated.

Confidential information includes all non-public information relating to, among other things, decisions, operations, procedures, plans, earnings, financial or business forecasts, databases, names and addresses, competitive bids, formulas, designs, configurations, technical processes, methods or characteristics of machines, trade secrets, supplies, products or materials, research, development, strategies and know-how, regarding the Group, its customers, suppliers, business partners, business relationships, Company Personnel or shareholders, that might be of use to competitors or harmful to the Group, its customers, suppliers, business partners, business relationships, Company Personnel or shareholders, if disclosed.

11.       Implementation of the code

In order to ensure that all Company Personnel as well as other companies, organizations and individuals who deal with the Company have an effective channel to report non-compliance of the Code and related policies, the Company has instituted complaints procedures.  Our complaints procedures can be found on our website at http://www.chi-med.com/eng/aboutus/governance4.htm. These procedures have been established for the confidential receipt, retention, and treatment of complaints from, or concerns raised by, Company Personnel.  If Company Personnel know of or suspect a violation of applicable laws or regulations, the Code, or the Company’s related policies, Company Personnel must immediately report that information in accordance with the Complaints Procedure.

Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and Company Personnel. Company Personnel are prohibited from retaliating against any person for providing information or otherwise assisting in an investigation or proceeding in good faith regarding any conduct that a Company Personnel believes constitutes a violation of applicable laws or regulations, the Code or any company policy. Retaliation against any Company Personnel acting in good faith is a serious violation of the Company’s policy and may, subject to applicable laws, result in disciplinary action by the Company, up to and including termination of employment.

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to prevent any illegal conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable laws, the Company may investigate any violations of this Code and other Company policies and procedures. Company Personnel who violate this Code and other Company policies and procedures may be subject to disciplinary action, up to and including termination of employment and, if warranted, civil legal action or referral to criminal prosecution.

The Company may waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of the Code may be granted or refused by the Company in its sole discretion, and, if required by applicable laws or regulations or securities exchange rules, must be promptly disclosed.

12.       Conclusion

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. This Code is in addition to and supplements any existing Company policy relating to a similar or related subject matter.

The ultimate responsibility to assure that the Company complies with the laws, regulations and ethical standards affecting its business rests with each Company Personnel. Company Personnel should be familiar with and conduct themselves strictly in compliance with those laws, regulations and highest ethical standards and Company’s policies and guidelines pertaining to them.